For Immediate Release

NOTICE OF FULL REDEMPTION
8.00% Series B Cumulative Redeemable Preferred Shares (CUSIP: US4278253020)

Philadelphia, PA, May 9, 2016 -- Pursuant to the Articles Supplementary (the “Articles Supplementary”) of Hersha Hospitality Trust, a Maryland real estate investment trust (the “Company”), classifying and designating the Company’s 8.00% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share (the “Series B Preferred Shares”), the Company is hereby providing notice to the holders of the Series B Preferred Shares of the Company’s election to redeem all outstanding Series B Preferred Shares.  This redemption is made at the option of the Company pursuant to Section 5(a) of the Articles Supplementary.  The Company is providing the following information in connection with such election to redeem:

1.	The redemption date shall be June 8, 2016 (the “Redemption Date”).

2.

The redemption price is equal to $25.00 per Series B Preferred Share, plus accrued and unpaid dividends through the Redemption Date in the amount of $0.3722 per Series B Preferred Share, for a total redemption price per Series B Preferred Share equal to $25.3722 (the “Redemption Price”).

3.	All outstanding Series B Preferred Shares (4,600,000 shares) are to be redeemed on the Redemption Date.

4.

In order to receive payment of the Redemption Price for your Series B Preferred Shares on the Redemption Date, you must surrender your Series B Preferred Shares, and any certificates evidencing such shares, to American Stock Transfer and Trust Company, LLC (the “Redemption Agent”) on or prior to the Redemption Date at the following address:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, NY 11219

5.

On or prior to the Redemption Date, the Company will deposit with the Redemption Agent the aggregate Redemption Payment for the 4,600,000 Series B Preferred Shares to be redeemed, to be held in trust for the benefit of the holders of such Series B Preferred Shares.  From and after the Redemption Date, dividends will cease to accrue on the Series B Preferred Shares, such shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive payment of the Redemption Price.

For further information please call the Redemption Agent at (800) 937-5449.

Date: May 9, 2016

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Hersha Hospitality Trust (HT) is a self-advised real estate investment trust in the hospitality sector, which owns and operates high quality upscale hotels in urban gateway markets. The Company's 55 hotels totaling 8,763 rooms are located in New York, Boston, Philadelphia, Washington, DC, Miami and select markets on the West Coast. The Company's shares are traded on The New York Stock Exchange under the ticker “HT”.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those reflected in the forward-looking statement. For a description of these factors, please review the information under the heading “Risk Factors” included in Hersha Hospitality Trust’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities Exchange Commission.

Contact: Ashish Parikh, Chief Financial Officer

Phone: (215) 238-1046